CONSULTING  AGREEMENT


     CONSULTING AGREEMENT dated as of February 22, 2000 between PAYFORVIEW.COM CORP, a Nevada corporation, ("PAYV"), on the one hand, and M. RICHARD CUTLER ("Cutler"), BRIAN A. LEBRECHT ("Lebrecht"), VI BUI ("Bui"), JAMES STUBLER
("Stubler") and SAMUEL EISENBERG ("Eisenberg", and, together with Cutler, Lebrecht, Bui and Stubler, the "Consultants"), on the other hand.


     WHEREAS:

     A. Consultants have agreed to render consulting services with regard to the negotiation and completion of a stock exchange between PAYV and the majority shareholder of MAS Acquisition XVI Corp., an Indiana corporation (the "MAS XVI Shareholder").

     B. In the event PAYV is able to complete the Stock Exchange with the MAS XVI Shareholder, PAYV wishes to compensate Consultants for their consulting services.


     NOW  THEREFORE,  it  is  agreed:

     1.     Cash  Compensation.  PAYV  shall  pay  by  bank  wire  to  Cutler  a
            ------------------
consulting fee of $100,000.00 immediately upon the execution of a stock exchange agreement with the MAS XVI Shareholder.

     2.     Stock  Compensation.  PAYV  shall  pay and cause to be issued to the
            -------------------
Consultants a consulting fee of 335,000 shares of common stock of PAYV (the "Shares") immediately upon the execution of a stock exchange agreement with the MAS XVI Shareholder. Such shares shall be subject to registration by PAYV on Form S-8 within 7 days of PAYV closing on the stock exchange agreement with the MAS XVI Shareholder. The Consultants agree to prepare and file the S-8
Registration Statement at their sole expense. PAYV agrees to furnish the opinion of counsel required as Exhibit 5 for such Registration Statement at its sole expense. Such shares shall be issued as follows: 174,200 to Cutler, 53,600 to Lebrecht, 40,200 to Bui, 33,500 to Stubler and 33,500 to Eisenberg.

     3.     Miscellaneous.  This  Agreement (i) shall be governed by the laws of
            -------------
the State of California; (ii) may be executed in counterparts each of which shall constitute an original; (iii) shall be binding upon the successors, representatives, agents, officers and directors of the parties; and (iv) may not be modified or changed except in a writing signed by all parties.

     This Consulting Agreement has been executed as of the date first above written.


PAYFORVIEW.COM  CORP.

/s/ Marc Pitcher
____________________________________________________
By:     Marc  Pitcher,  President



CONSULTANTS

/s/ M. Richard Cutler
____________________________________________________
M.  Richard  Cutler

/s/ Brian A. Lebrecht
____________________________________________________
Brian  A.  Lebrecht

/s/ Vi Bui
____________________________________________________
Vi  Bui

/s/ James Stubler
____________________________________________________
James  Stubler

/s/ Samuel Eisenberg
____________________________________________________
Samuel  Eisenberg
____________________________________________________